SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
January 30, 2008
(Date of report)

RESOLVE STAFFING, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-29485	33-0850639
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

3235 Omni Drive
Cincinnati, OH 45245
(Address of Principal Executive Offices)

(800) 894-4250
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On January 28, 2008, Resolve Staffing, Inc. ("Registrant" or “Company”) entered into a Disposition Agreement (the “Agreement”) by and among the Company and certain of its named subsidiaries (“Borrowers”), certain named corporate affiliates of the Borrowers that provided written guaranties to the Company’s senior lender, Fifth Third Bank, an Ohio banking corporation (“Bank”), along with certain other named individual guarantors and other corporate guarantors (“Other Guarantors”), with the Bank. The Agreement, effective as of January 28, 2008, is intended by the parties thereto as a full and final disposition and resolution with respect to that certain Credit Agreement (“Credit Agreement”) entered into by the Borrowers and the Bank dated as of March 30, 2007. The Bank and the Borrowers entered into the Agreement only after an exhaustive mergers and acquisitions process was undertaken by the Company, its advisors and the Bank, which was designed to identify the best strategic and financial alternatives to maximize enterprise value for the Company. These efforts resulted in the board of directors’ conclusion that the Disposition Agreement summarized herein was in the best interests of the Company, its customers, employees and creditors.

In connection with the Credit Agreement, the Borrowers executed several promissory notes reflecting the total amount of indebtedness that was outstanding to the Bank as of March 30, 2007. The Borrowers, Corporate Guarantors and Individual Guarantor had also entered into a Forbearance and Reaffirmation Agreement with the Bank effective as of September 28, 2007, with that Forbearance and Reaffirmation Agreement having expired by its own terms on December 31, 2007. The aggregate indebtedness due and owing to the Bank by the Borrowers as of January 23, 2008 was $29,423,410 (“Obligations”).

As security for the repayment of all indebtedness owed to the Bank, the Borrowers and the Guarantors had previously delivered to the Bank various security agreements, pledge agreements, subordination agreements along with other customary security-related instruments, the purpose of which was to collateralize all indebtedness owed to the Bank by the grant of liens or security interests against all tangible and intangible assets of the Company, its subsidiaries and the Guarantors (“Collateral”).

As recited in the Agreement, there has since been a number of events of default by the Company under the terms of the Credit Agreement. On May 17, 2007, the Bank issued to the Borrowers a “reservation of rights” letter identifying all events of default up to the date of the letter. Additional events of default are recited in the Agreement itself. Under the terms of the Credit Agreement, upon any event of default, the Bank has the right to immediately exercise any and all rights and remedies provided in any of the loan documents that were put in place with respect to the indebtedness owed to the Bank and the Bank has the further right under existing state law to collect the indebtedness and take actions to foreclose, sell, collect and liquidate the Collateral securing the Obligations.

As of the date of the Agreement, the Bank has the right to and has in fact notified the Borrowers that it declares all Obligations immediately due and payable, that it terminated the Borrower’s rights under the Credit Agreement and seeks to immediately realize upon, and exercise its rights with respect to the Collateral. The Agreement, which the Company is now operating under, includes express provisions whereby the Bank now permits the Borrowers and the Guarantors to maintain control over their business and operations for the purpose of maximizing the proceeds of sale of the Collateral securing the Obligations. By entering into the Agreement, the Borrowers and the Guarantors have consented to the Bank immediately foreclosing upon all of the Collateral and further consenting for the Bank to conduct one or more private sales of the Collateral pursuant to Article 9 of the Ohio Uniform Commercial Code. All proceeds of sale of the Collateral by the Bank is to be applied to the Obligations of the Borrowers as well as costs of the foreclosure and sale as allowable under the Ohio UCC. No sale proceeds will be delivered to the Company or any person affiliated with the Company. Under the Agreement, the Bank has the widest possible latitude in disposing of the Collateral in accordance with said Article 9 of the UCC. The Borrowers and the Guarantors have been informed that the Bank intends to immediately place the Collateral for sale to a ready, willing and able purchaser. Any deficiency which remains in the Obligations once the Collateral is sold at private sale is to remain as indebtedness to be payable by the Borrowers and the Guarantors, as the case may be in accordance with the Agreement.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable
(c) Exhibits.

Exhibit Number	Description

2.1	Disposition Agreement Dated January 28, 2008

99.1	Press Release, filed on January 30, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolve Staffing, Inc.

Dated: January 30, 2008	By:	/s/ Ron Heineman
Ron Heineman
CEO